      As filed with the Securities and Exchange Commission on June __, 2000
                                                        Registration No.333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             ----------------------
                          UNIVERSAL DISPLAY CORPORATION
             (Exact name of registrant as specified in its charter)

        Pennsylvania                         3575                23-2372688
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)      Classification No.)     Identification No.)

                             375 Phillips Boulevard
                             Ewing, New Jersey 08618
                                 (609) 671-0980
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ----------------------

                              SHERWIN I. SELIGSOHN
                Chief Executive Officer and Chairman of the Board
                          Universal Display Corporation
                             375 Phillips Boulevard
                             Ewing, New Jersey 08618
                                 (609) 671-0980
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ----------------------
                        Copies of all communications to:

                            STEPHEN M. GOODMAN, ESQ.
                           Morgan, Lewis & Bockius LLP
                               1701 Market Street
                             Philadelphia, PA 19103
                                 (215) 963-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

==================================================================================================================
 Title of Each Class of                             Proposed Maximum       Proposed Maximum
    Securities to be          Amount to be         Offering Price Per     Aggregate Offering          Amount of
       Registered              Registered                Share                   Price            Registration Fee
------------------------------------------------------------------------------------------------------------------
   Common Stock to be           503,446                $25.41(1)            $12,792,563 (2)         $3,377.23(2)
   offered by selling
      stockholders
==================================================================================================================

(1) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended. Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices per share of the Registrant's common stock on June 28, 2000, as reported on the Nasdaq Small Cap Market.
(2) Pursuant to Rule 429, this Registration Statement includes 1,867,295 shares previously registered on Form SB-2 (File No. 333-81983), as amended. In connection with the 1,867,295 previously registered shares that are being carried forward onto this Registration Statement, the Registrant paid a fee of $1,930.43. In connection with this Registration Statement, the Registrant is paying a fee based solely on the additional 503,446 shares of Common Stock being registered herein.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined Prospectus and relates to this Registration Statement and Registration Statement No. 333-81983.

SUBJECT TO COMPLETION, DATED July 3, 2000



(PROSPECTUS)

                                2,370,741 Shares

                          UNIVERSAL DISPLAY CORPORATION

                                  Common Stock



         The stockholders of Universal Display Corporation identified elsewhere in this prospectus are offering up to 2,370,741 shares of our common stock for resale to the public. These selling stockholders will be selling shares of common stock they own or that they can acquire by exercising warrants they own.

         We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. We are paying the expenses of this offering.

         The primary market for our common stock is the NASDAQ SmallCap Market, where it trades under the symbol "PANL." Our common stock is also traded on the Philadelphia Stock Exchange under the symbol "PNL." On June 28, 2000, the last reported sale price of our common stock on the NASDAQ SmallCap Market was $26.00 per share.

         An investment in our common stock involves significant risks. You should carefully consider the risk factors described on pages 4 to 8 before investing in our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is criminal offense.

         The information in this prospectus is not complete and may change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                      -------------------------------------

                  The date of this Prospectus is ________, 2000

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Cautionary Statement Concerning Forward-Looking Statements.................   1
Universal Display Corporation..............................................   2
Risk Factors...............................................................   4
The Offering ..............................................................   9
Use of Proceeds............................................................   9
Selling Stockholders.......................................................  10
Plan of Distribution.......................................................  14
About this Prospectus......................................................  15
Where You Can Find More Information........................................  15
Legal Opinion..............................................................  16
Experts....................................................................  16

                              CAUTIONARY STATEMENT
                      CONCERNING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve a number of risks and uncertainties. For such statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. A number of factors could cause our actual results, performance or achievements or those of the display technology industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to:

         o competition in the display technology industry in general and in our specific target markets;
         o changes in prevailing interest rates and the availability of and terms of financing to fund the growth of our business;
         o inflation;
         o changes in costs of goods and services;
         o economic conditions in general and in our specific target markets;
         o changes in consumer preferences and tastes;
         o demographic changes;
         o changes in, or failure to comply with, federal, state, local or foreign government regulation;
         o liability and other claims asserted against us;
         o changes in our commercialization strategy;
         o the ability to attract and retain qualified personnel;
         o changes in our capital expenditure plans; and
         o other factors referred to in this prospectus

         In addition, the forward-looking statements included in this prospectus are not meant to predict future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seek," "pro forma," "anticipates," "intends," or "potential" or the negative of, or any other variations on, those terms or comparable terminology, or by discussion of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. We disclaim any obligation to update these factors or to announce the results of any revisions to any of the forward-looking statements contained in this prospectus publicly to reflect future events or developments.

                          UNIVERSAL DISPLAY CORPORATION

         This is a summary of information appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes to the financial statements, appearing elsewhere in this prospectus or in our annual and quarterly reports and other filings with the Securities and Exchange Commission. References in this prospectus to "we," "us" and "our" refer to Universal Display Corporation, together with its wholly-owned subsidiary, UDC, Inc.

Our Company

         Universal Display Corporation is engaged in the research, development and commercialization of organic light emitting diode, or OLED, technology for use in flat panel displays, lasers and light generating devices. We expect the initial market for our technology to be in the electronic flat panel display industry. This industry includes such products as:

         o cellular phone displays;
         o portable "palm pilot" type devices;
         o laptop computers; and
         o television and computer monitors.

         Stanford Resources, Inc. estimated the size of the electronic display market to be approximately $41 billion in 2000. The flat panel part of this market is approximately $17 billion in 2000.

         We have the exclusive, perpetual, worldwide license to commercialize all OLED technology, intellectual property and know-how developed by Princeton University and the University of Southern California, subject to the terms of our license agreement with those universities. To date, ten patents have been issued in the United States. Approximately 40 patent applications (with corresponding foreign protection) have been filed, and additional patents are being filed monthly.

Our OLED Technology

         Organic light emitting diodes are made of material containing a carbon-based substance that has the capability to emit light when electric current is passed through it. We, in collaboration with our research partners, are working towards commercializing five patented proprietary OLED technology platforms that offer significant advantages over standard OLEDs. They are:

         o TOLED Technology: Our transparent OLED can be used to create transparent displays for information displays on windshields, cockpit displays on aircraft and head mounted displays. TOLEDs can also be used in numerous portable electronic applications because of their bright colors, high contrast and low power requirements.

         o SOLED Technology: Unlike traditional side-by-side display architecture, which places the red, green and blue picture elements, or pixels, horizontally next to each other, our stacked OLED stacks the red, green and blue pixels vertically on top of each other. Thus, to display green in the conventional architecture, you turn off the red and blue pixels, leaving spaces between each of the illuminated green pixels. In SOLED, to display green, you turn off the red and blue sections of the stacked pixel component. The stacked architecture of the SOLED may increase the resolution of the display by a factor of three.

         o FOLED Technology: Unlike conventional displays, our flexible OLEDs can be built on flexible materials such as plastic. We believe that such displays will be lighter in weight and will have lower power requirements. The FOLED also may provide the opportunity to apply low cost roll to roll (web processing) technologies to display fabrication, which can reduce the cost, and therefore expand the market, of electronic flat panel displays.

         o Organic Laser Technology: We and our research partners are attempting to develop a fourth technology platform based upon the ability to fabricate an organic laser utilizing OLED technology. In the September 25, 1997 issue of Nature, our research partners announced what they believed to be the first evidence of lasing from vacuum deposited thin films of organic molecules. We believe this is a significant first step towards the realization of electrically pumped, solid-state lasers based on organic thin films.

         o High Efficiency Materials: A fifth technology platform respects the use of molecules that emit light through the process of phosphorescence. This class of molecules has the potential for higher efficiency, lower power and longer lifetimes than conventional OLED technology which involves the emission of light through the process of fluorescence. We and our research partners first announced this discovery in the September 10,1999 issue of the scientific journal, Nature.

Our Research Partners

         Princeton and USC have been performing research on OLED technology for many years, and have continued that research for us since 1994. The sponsored research agreement between us and our research partners, which was originally executed in 1994, was extended in 1997 for five additional years and is subject to further extension by mutual agreement.

         Key members of our research team include Dr. Stephen Forrest at Princeton and Dr. Mark R. Thomson at USC. There are approximately 25 researchers at Princeton and USC who are engaged in OLED research.

Our Commercialization Strategy

         Our approach to developing products and penetrating the electronic display market as quickly as possible has three major components:

         o We are continuing to fund our research partners under the current sponsored research agreement and to obtain the worldwide exclusive rights to all intellectual property invented in the project.

         o We are working on the development of reliable commercial prototypes and the optimization of the fabrication processes. We recently moved into an 11,000 square foot space near Princeton, New Jersey to serve as a pilot line facility and technology transfer center.

         o We intend to license our proprietary OLED technology and enter into joint ventures and other strategic alliances with experienced manufacturers and users of display products for the volume manufacture, distribution and sale of products based upon this technology. We do not presently intend to become a volume manufacturer.

Subsequent Developments

         At our annual meeting held on June 23, 2000, our stockholders voted to:
(1) re-elect Sherwin I. Seligsohn, Steven V. Abramson, Sidney D. Rosenblatt, Dean L. Ledger, Camille Naffah, Elizabeth H. Gemmill and Lawrence Lacerte to our board of directors; (2) increase the number of shares of our common stock subject to the our stock option plan from 1,600,000 to 2,000,000 shares; and (3) increase the number of authorized shares of common stock under our Articles of Incorporation from 25,000,000 to 50,000,000.

Executive Offices

         Our executive offices are located at 375 Phillips Boulevard, Ewing, New Jersey 08618. Our phone number is (609) 671-0980. Our web site can be found at www.universaldisplay.com.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before making an investment decision concerning our common stock. You should not purchase our common stock if you cannot afford the loss of your entire investment.

We do not expect to be profitable in the foreseeable future, and may never be profitable.

         Since inception, we have not generated any product revenues, and have incurred significant losses, resulting in an accumulated deficit of approximately $20.5 million, as of March 31, 2000. We expect to incur losses for the foreseeable future and until such time, if ever, as we are able to achieve sufficient levels of revenue from the commercial exploitation of the OLED technology to support our operations. You should note, however, that:

         o OLED technology may never become commercially viable;
         o markets for flat panel displays utilizing the OLED technology may be limited; and
         o we may never generate sufficient revenues from the commercial exploitation of the OLED technology to become profitable.

Additionally, even if we find commercially viable applications for our OLED technology, we may never recover our research and development costs.

If we do not receive additional financing in the future, we will not be able continue the research, development and commercialization of our OLED technology.

         Our capital requirements have been and will continue to be significant. The completion of the research, development and commercialization of the OLED technology for potential applications will require significant additional effort and resources. Our cash on hand is not sufficient to meet all of our future obligations. However, when we need additional funds, we might not be able to obtain those funds on commercially reasonable terms or at all. If we cannot obtain more money when we need it, our business might fail. Additionally, if we attempt to raise money in an offering of our common stock, the issuance of additional stock will dilute our then existing stockholders.

If our OLED technology is not feasible for product applications, we may never generate significant revenues.

         At this time, we are unable to determine the feasibility of our OLED technology for the commercial viability of any potential applications. We must make substantial advances in our research and development efforts in a number of areas including:

         o reliability;
         o the development of more fully saturated colors for full color displays;
         o integration with drive electronics; and
         o issues related to scalability and cost effective fabrication technologies for product applications before products utilizing the OLED technology are manufactured and sold. The development of an electrically pumped laser is also necessary before products based on the organic laser research are manufactured and sold. Our efforts may never demonstrate the feasibility of our OLED technology, particularly for use in full color, large area, high resolution, high information content flat panel display applications.

         Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, without limitation, unanticipated technical or other problems and the possible insufficiency of the funds allocated to complete its development. Technical problems may result in delays and cause us to incur additional expenses that would increase our losses. If we cannot complete our research and development of the OLED technology successfully, or if we experience delays in completing our research and development of the OLED technology for use in potential applications, particularly after the occurrence of significant expenditures, our business may fail.

Even if our technology is technically feasible, it may not be accepted by the market.

         The potential size, timing and viability of market opportunities targeted by us are uncertain at this time. Market acceptance of the OLED technology will depend, in part, upon such technology providing benefits comparable to CRT and LCD technology (the current standard for display quality) at an appropriate cost, and its adoption by consumers, neither of which have been achieved. Many potential licensees of the OLED technology manufacture flat panel displays utilizing competing technologies and may, therefore, be reluctant to redesign their products or manufacturing processes to incorporate the OLED technology. Potential licensees may never utilize the commercially viable OLED technology.

If our research partners fail to make advances in their research, or if they terminate their relationship with us, we might not succeed in commercializing our OLED technology.

         Research and development of commercially viable applications for OLED technology is dependent on the success of the research efforts of our research partners conducted under our sponsored research agreement with them. We cannot assure you that our research partners will make additional advances in the research and development of the OLED technology.

         Although we fund the OLED technology research, the scope of and technical aspects of the research as well as the resources and efforts directed to such research is subject to the control of our research partners. Our sponsored research agreement provides that if Dr. Forrest is unavailable to continue to serve as a principal investigator, either because he is no longer associated with Princeton or otherwise, and a successor acceptable to both us and Princeton is not available, Princeton has the right to terminate the sponsored research agreement. The 1997 sponsored research agreement, which expires in July 2002, may not be extended. Princeton may also terminate the 1997 license agreement if we fail to make a first commercial sale or use within two years following a demonstration of efficacy of an OLED-based product. The termination or expiration of the sponsored research agreement or the 1997 license agreement would materially and adversely affect our ability to research, develop and commercialize our OLED technology.

If we cannot form strategic relationships with companies that manufacture and use products that incorporate our OLED technology, our commercialization strategy will fail.

         Our strategic plan depends upon the development of strategic relationships with companies that will manufacture and use products incorporating its OLED technology. We have not yet entered into any such strategic relationships. We are building a pilot line and technology transfer facility with the proceeds from our recent private placement, as well as the proceeds received upon the exercise of publicly traded warrants by the holders of those warrants. We cannot assure you that such a facility will allow us to enter into such strategic relationships.

         Our prospects will be significantly affected by its ability to sublicense the OLED technology and successfully develop strategic alliances with third parties for incorporation of the OLED technology into flat panel displays manufactured by others. Strategic alliances may require financial or other commitments by us. We might not be able, for financial or other reasons, to enter into strategic alliances on commercially acceptable terms, or at all. Failure to do so would have a material adverse effect on us.

If we cannot protect our intellectual property rights, or if our technology infringes the rights of others, our business will suffer.

         Our rights to the OLED technology are dependent on patents and other intellectual property rights relating to the OLED technology that are licensed to us by Princeton and USC. Ten U.S. patents have already been issued, approximately 40 additional patent applications are pending in the United States and corresponding international patent applications have been filed to cover the major industrial countries. However, there can be no assurance that additional patents applied for will be obtained or that any such patents will afford us commercially significant protection of our OLED technology, or will be found valid if challenged.

         The patent laws of other countries may differ from those of the United States as to the patentability of the OLED technology and the degree of protection afforded. Older companies and institutions may independently develop equivalent or superior technologies and may obtain patent or similar rights with respect thereto. There are a number of other companies and organizations that have been issued patents and are filing additional patent applications relating to OLED technology, including Eastman Kodak Corporation, which holds a number of patents related to OLED technology. There can be no assurance that the exercise of some aspects of our licensing rights respecting its OLED technology being developed by Princeton and USC will not infringe on the patents of others, in which event we or our research partners may be require to obtain a license, pay damages, modify their products or method of operation or be prohibited from making, using, selling or offering to sell some or all products incorporating our OLED technology. We also might not have the financial or other resources necessary to enforce or defend a patent infringement action, and Princeton University might not enforce an action in a timely manner. If products incorporating our OLED technology are found to infringe upon the patent or other intellectual property rights of others, it could have a material adverse effect on us.

The federal government has rights to our OLED technology that might prevent us from realizing its benefits.

         The United States government, through the Defense Advanced Research Projects Agency, has provided funding to Princeton for research activities related to certain aspects of its OLED technology. The federal government could obtain rights to this technology, which would affect our rights as follows:

         o If all or certain aspects of the OLED technology develop from our funding to Princeton, and those aspects are deemed to fall within the planned and committed activities of DARPA's funding, the federal government, pursuant to federal law, could have certain rights relating to the OLED technology.

         o If the federal government determines that we have not taken effective steps to achieve practical application of such technology in a field of use in a reasonable time, it may require us to grant licenses to other parties in any such field of use.

         o The federal government could restrict our ability to market the OLED technology to the federal government for military and other applications.

         o The federal government's continued funding of Princeton's research activities may also give it rights to aspects of the OLED technology developed in the future.

If so, we might not realize the benefits of that technology.

Because many of our competitors have better name-recognition, and greater financial, technical, marketing and research capabilities than us, we may never be able to compete successfully in the flat panel display industry.

         The flat panel display industry is characterized by intense competition. The market is currently, and will likely continue to be, dominated by products utilizing LCD technology. Numerous companies are making substantial investments in, and conducting research to improve characteristics of, LCD technology. Several other flat panel display technologies have been, or are being, developed, including field emission, inorganic electroluminescence, polymeric light emitting diode, gas plasma and vacuum fluorescent displays. In addition, other companies are engaged in research and development activities with respect to technology using OLEDS. Advances in LCD technology or any of these developing technologies may overcome their limitations or become the leading technology for flat panel displays, either of which could limit the potential market for flat panel displays utilizing the Company's OLED technology.

         Substantially all of these competitors have better name recognition and greater financial, technical, marketing, personnel and research capabilities than us. Our competitors may succeed in developing technologies and applications that are more cost-effective or have fewer display limitations than our OLED technology. We may never be able to compete successfully or develop commercial applications for our OLED technology.

If we cannot keep our key employees or hire other talented persons as we grow, our business might not succeed.

         Our performance is substantially dependent on the continued services of senior management and other key personnel, and its ability to offer competitive salaries and benefits to its employees. We do not have employment agreements with any of our management or key personnel. Additionally, competition for highly skilled technical, managerial and other personnel is intense. We might not be able to attract, hire, train, retain and motivate the highly skilled managers and employees we need to be successful. If we fail to attract and retain the necessary technical and managerial personnel, we will suffer and might fail.

We can issue shares of preferred stock that can adversely affect your rights as a stockholder.

         Our articles of incorporation authorize use to issue up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of our common stockholders. For example, an issuance of shares of preferred stock could:

         o adversely affect the voting power of the common stockholders;
         o make it more difficult for a third party to gain control of us;
         o discourage bids for our common stock at a premium; or
         o otherwise adversely affect the market price of the common stock.

Our board has designated and issued 200,000 shares of Series A Preferred Stock, all of which are held by an entity controlled by Sherwin Seligsohn. We may issue additional shares of our authorized preferred stock at any time in the future.

The market price of our common stock might be highly volatile.

         The market price of our common stock might be highly volatile, as has been the case with the securities of other emerging growth companies. Factors such as:

         o our operating results;
         o announcements by us or our competitors of technological developments, new product applications or license arrangements; and
         o other factors affecting the flat panel display industry generally may have a significant impact on the market price of our common stock.

In recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly small and emerging-growth companies.

If our shares are delisted, you might not be able to sell your investment in our company.

         Our common stock is listed on the Nasdaq SmallCap Market. To continue to be listed on that market, however, we must maintain, with certain exceptions, maintenance criteria, including:

         o specified levels for total assets;
         o market value of the public float;
         o total capital and surplus; and
         o a minimum bid price per share.

The failure to meet such maintenance criteria in the future may result in the delisting of the our common stock from the Nasdaq SmallCap Market. Thereafter, trading, if any, in our common stock would be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, you could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

If we are delisted, trading in our common stock may become subject to additional regulation that could further limit the liquidity of your investment.

         In addition, if our common stock were to become delisted from trading on Nasdaq and the trading price of the common stock were to remain below $5.00 per share, trading in the common stock would also be subject to the requirements of additional rules under the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades involving any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, prior to any so-called penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing prior to effecting the transaction and in writing before or with the customer confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of your investment.

This offering, as well as the issuance of other publicly traded shares, could drive our stock price down.

         Following the effectiveness of our registration statement, the shares of common stock offered by the selling stockholders will become freely salable in the public market. Although the sale of these additional shares to the public might increase the liquidity of our stockholders' investments, the increase in the number of shares available for public sale could drive the price of our common stock down, thus reducing the value of your investment and perhaps hindering our ability to raise additional funds in the future. To the extent other restricted shares become freely salable, whether through an effective registration statement or under Rule 144 of the Securities Act, or we issue additional shares that might be or become freely salable, you could expect our stock price to decrease.

                                  THE OFFERING

         The selling stockholders are offering for resale up to 2,370,741 shares of our common stock. Of the shares, 1,803,860 shares of common stock will be issued upon the exercise of outstanding warrants.

         We originally issued the shares of common stock, and the warrants exercisable for shares of common stock, that the selling stockholders are offering as follows:

         o We originally issued an aggregate of 1,414,034 units in a two-tranche private placement to accredited investors at $3.75 per unit. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock. The exercise price of the warrants underlying the units issued in the first and second tranches were $4.31 and $4.28, respectively. All of the shares of common stock that are part of the units and shares of common stock to be issued upon the exercise of the warrants that are still outstanding are included in this offering. In connection with this offering, two placement agents (or their respective designees) received an aggregate of 27,987 shares of common stock and 188,719 warrants to purchase shares of common stock with exercise prices ranging from $4.28 to $4.53.

         o We issued warrants to two consultants to purchase 125,000 shares of common stock at exercise prices ranging from $7.00 to $7.25 per share. Of these warrants, 25,000 warrants issued to one consultant vested immediately. The remaining warrants were granted to the other consultant, 25,000 of which vested immediately and 75,000 will vest upon our successful entrance into the Taiwanese market.

         o We issued warrants to two members of the Scientific Advisory Board to purchase 400,000 shares of common stock at an exercise price of $6.38 and $14.12. These warrants vested immediately and expire in 2008.

         o We issued 175,000 warrants to purchase common stock to Princeton, of which 47,559 warrants were distributed to investigators, and 75,000 warrants to purchase common stock to the USC, of which 37,500 warrants were distributed to investigators, in connection with the 1997 license agreement and 1997 sponsored research agreement. The warrants have an exercise price of $7.25, vested immediately and expire in 2007.

         o We issued warrants to purchase 20,000 shares of common stock to an individual in exchange for consulting services. These warrants have an exercise price of $6.00, vested immediately and expire in 2006.

         o The remainder of the common stock offered for resale by the selling stockholders underlie warrants either issued from time to time by us for services rendered to our company or transferred to the selling stockholder as a gift from the prior holder.

         The shares of common stock offered for resale may be sold in a secondary offering by the selling stockholders pursuant to this prospectus. Under the terms of the transactions described above, we are contractually required to register the shares of common stock that are part of the units and the shares of common stock to be issued upon the exercise of the warrants.


                                 USE OF PROCEEDS

         The selling stockholders will receive the proceeds from the resale of the shares of common stock. We will not receive any proceeds from the resale of the shares of common stock by the selling shareholders.

                              SELLING STOCKHOLDERS

         The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling stockholders as of June 28, 2000, and the number of shares of common stock covered by this prospectus. Except as otherwise noted below, none of the selling stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of June 28, 2000 are deemed outstanding and to be beneficially owned by the selling stockholders holding such options or warrants.

                                                                                  Beneficial Ownership After
                                                                                        Resale of Shares
                                                                                  -----------------------------
                                                     Number of       Maximum
                                                      Shares        Number of
                     Name of                       Beneficially    Shares Being    Number of
               Selling Stockholder                     Owned         Offered         Shares      Percent (1)
               -------------------                     -----         -------         ------      -----------
Thomas C. Moss, Jr. C/F Alice F. Boyle (2)               500             500           0              0
Thomas C. Moss, Jr. C/F Connor Boyle (2)                 500             500           0              0
Ben Berschler, DMD (2)                                   500             500           0              0
Samuel Weiser (2)                                        700             700           0              0
Christina R. Mast (2)                                  1,000           1,000           0              0
Kimberly Bernehim (2)                                  1,000           1,000           0              0
Timothy J. Hurley (3)                                  3,960           3,960           0              0
Mark R. Dukas                                          3,000           3,000           0              0
Gregory K. & Mary Chomenko Hinckley (3)                3,000           3,000           0              0
Jeff Zucker (2)                                        7,033           7,033           0              0
Abigail F. Elkins (3)                                  2,000           2,000           0              0
Lloyd W. Aubry, Co., Inc. Pension Plan
    #161-16419  (3)                                   10,000          10,000           0              0
Lloyd W. Aubry Co., Inc. Profit Sharing Plan
    #161-16418  (3)                                   10,000          10,000           0              0
Lea Residual Trust, Zelda G. Lea TTEE
   #161-16411  (3)                                    10,000          10,000           0              0
RE & MR Bewley Rev Family Trust/Marliyn
   #0930  (3)                                         10,000          10,000           0              0
Len Becker (2)                                        10,000          10,000           0              0
James F. Mongiardo (2)                                20,000          20,000           0              0
Stephen D. Libowsky                                    6,666           6,666           0              0
Robert A. Center (2)                                   3,667           3,667           0              0
Dillon Capital, LLC (2)                               46,350          46,350           0              0
Constance J. & R. Hugh Fitzpatrick                     7,000           7,000           0              0
Nancy Ellen Fitzpatrick  (3)                           7,000           7,000           0              0
ALCYON SA--Acct. #2                                    7,000           7,000           0              0
Anne E. McCaslin  (3)                                  8,000           8,000           0              0
Patrick Michael Andersen  (4)                         14,760          14,760           0              0
Kenneth B. Leonard  (2)                                6,000           6,000           0              0

                                                                                  Beneficial Ownership After
                                                                                        Resale of Shares
                                                                                  -----------------------------
                                                     Number of       Maximum
                                                      Shares        Number of
                     Name of                       Beneficially    Shares Being    Number of
               Selling Stockholder                     Owned         Offered         Shares      Percent (1)
               -------------------                     -----         -------         ------      -----------
Michael G. Chieco  (5)                                11,000          11,000           0              0
Irwin H. Markowitz, DDC, TTEE Irwin
   H. Markowitz, DDS Retirement Fund  (6)             11,000          11,000           0              0
William J. Burns  (2)                                 20,000          20,000           0              0
Stoller Tod White and Linda White TTEE of
   the T and L White Revocable Trust                  12,000          12,000           0              0
Juggers Pty. Ltd.                                     12,000          12,000           0              0
Banque Piguet & Cie SA                                12,000          12,000           0              0
Barry Barnholtz  (2)                                  25,000          25,000           0              0
Bryce W. Smith  (2)                                   25,000          25,000           0              0
Wechsler & Co., Inc.  (7)                             24,666          24,666           0              0
W.H. Reaves                                           14,005          14,005           0              0
Michael C. Wright and Joan A. Parish TTEES
   FBP D. Robert Parish Irrev. Trust                  14,005          14,005           0              0
RE and MR Bewly Rev Family
   Trust/Retirement #0927  (3)                        30,000          30,000           0              0
Carl G. McCaslin, Jr.                                 20,000          20,000           0              0
J. Edward Willard  (8)                                22,000          22,000           0              0
Gregory R. Gomes  (8)                                 22,000          22,000           0              0
Andy McGuire  (2)                                     20,000          20,000           0              0
Harry Leopold Roth IRA  (2)                           67,871          67,871           0              0
William Evans  (2)                                     5,000           5,000           0              0
Wimerton Int'l Inc  (9)                               28,000          28,000           0              0
Zachary Salmon  (2)                                   60,000          60,000           0              0
University of Southern California  (2)                37,500          37,500           0              0
Interlink Management Corporation  (10)               100,000         100,000           0              0
Stephen R. Forrest  (11)                             377,412         217,412        160,000          1.0
Mark E. Thompson  (12)                               422,500         237,500        185,000          1.2
The Titan Industrial Corp.  (2)                       50,000          50,000           0              0
Arnold S. Ross  (13)                                  75,000          75,000           0              0
Norman Berman  (2)                                    95,000          95,000           0              0
Albert Halegoua  (2)                                 100,000         100,000           0              0
LBC Capital Corporation  (2)                          65,562          65,562           0              0
Princeton University  (2)                            127,441         127,441           0              0
Duck Partners, L.P.  (14)                             32,500          32,500           0              0
Barclays Bank (Suisse) SA  (15)                      179,000         179,000           0              0
Paradigm Group LLC  (2)                               46,350          46,350           0              0
Lawrence Lacerte  (16)                               538,333         266,666        271,667          1.8
Peifang Tian  (17)                                       807             807           0              0
Gautum Parthasarathy  (2)                                672             672           0              0
Zilan Shen  (2)                                          768             768           0              0
Linda Sapochak  (2)                                      863             863           0              0

                                                                                  Beneficial Ownership After
                                                                                        Resale of Shares
                                                                                  -----------------------------
                                                     Number of       Maximum
                                                      Shares        Number of
                     Name of                       Beneficially    Shares Being    Number of
               Selling Stockholder                     Owned         Offered         Shares      Percent (1)
               -------------------                     -----         -------         ------      -----------
James C. Sturm  (2)                                  1,153           1,153            0              0
Chung-Chih Woo  (2)                                  1,153           1,153            0              0
Banque Cantonale Du Valais  (18)                     4,000           4,000            0              0
Vladimir G. Kozlov  (2)                              1,104           1,104            0              0
D. Connor Moss  (2)                                  2,500           2,500            0              0
Cameron Moss  (2)                                    2,500           2,500            0              0
Lelane Moss  (2)                                     2,500           2,500            0              0
Vladimir Bulovic  (2)                                2,688           2,688            0              0
Melissa L. Bernheim  (2)                             3,000           3,000            0              0
Camille Naffah  (19)                               320,000           5,000         315,000          2.1
Paul E. Burrows  (20)                               90,748          15,748          75,000           *
Viktor B. Khalfin  (21)                             16,171          16,171            0              0
Eric Becker  (2)                                    25,000          25,000            0              0
                                                    ------          ------            -

Totals                                           3,377,408       2,370,741       1,006,667

-------------
*Less than 1%.

(1)      Based on 15,180,138 shares outstanding as of June 29, 2000.
(2) Consists of shares of common stock that may be acquired immediately upon exercise of warrants.
(3) Of the shares of common stock beneficially owned, one-half represent shares of common stock that may be acquired immediately upon exercise of warrants.
(4) Includes 8,800 shares of common stock that may be acquired immediately upon exercise of warrants.
(5) Includes 10,000 shares of common stock that may be acquired immediately upon exercise of warrants.
(6) Includes 10,000 shares of common stock that may be acquired immediately upon exercise of warrants.
(7) Includes 11,333 shares of common stock that may be acquired immediately upon exercise of warrants.
(8) Includes 20,000 shares of common stock that may be acquired immediately upon exercise of warrants.
(9) Includes 25,000 shares of common stock that may be acquired immediately upon exercise of warrants.
(10) Includes 25,000 shares of common stock that may be acquired immediately upon exercise of warrants and 75,000 shares of common stock that may be acquired upon exercise of warrants that vest upon our successful entrance into the Taiwanese market.
(11) Of the shares of common stock beneficially owned, 217,412 shares represent shares of common stock that may be acquired immediately upon exercise of warrants and 160,000 shares represent shares of common stock that may be acquired upon exercise of options granted under our stock option plan. The shares offered are those underlying the warrants. Dr. Forrest is a member of our Scientific Advisory Board and one of our principal researchers.
(12) Of the shares of common stock beneficially owned, 237,500 shares represent shares of common stock that may be acquired immediately upon exercise of warrants and 160,000 shares represent shares of common stock that may be acquired immediately upon exercise of options granted under our stock option plan. The shares offered are those underlying the warrants. Dr. Thompson is one of our principal researchers.
(13) Includes 50,000 shares of common stock that may be acquired immediately upon exercise of warrants.
(14) Includes 15,000 shares of common stock that may be acquired immediately upon exercise of warrants.
(15) Includes 105,000 shares of common stock that may be acquired immediately upon exercise of warrants.
(16) Of the shares of common stock beneficially owned 5,000 shares represent shares of common stock that may be acquired upon exercise of options granted under our stock option plan. The shares offered are certain shares of common stock which we are required to register. Mr. Lacerte is a director.

(17) Includes 384 shares of common stock that may be acquired immediately upon exercise of warrants.
(18) Includes 2,000 shares of common stock that may be acquired immediately upon exercise of warrants.
(19) Of the shares of common stock beneficially owned, 5,000 shares represent shares of common stock that may be acquired immediately upon exercise of warrants and 15,000 shares represent shares of common stock that may be acquired upon exercise of options granted under our stock option plan. The shares offered are those underlying the warrants. Dr. Naffah is a director
(20) Includes 15,748 shares of common stock that may be acquired immediately upon exercise of warrants.

                PLAN OF DISTRIBUTION FOR THE RESALE OF THE SHARES

         The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock my be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares of common stock may be sold by the selling stockholder by one or more of the following methods, without limitation:

         o block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent, but may petition and resell a portion of the block as principal to facilitate the transaction;
         o purchases by the broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
         o an exchange distribution in accordance with the rules of the exchange;
         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
         o privately negotiated transactions;
         o market sales (both long an short to the extent permitted under the federal securities laws); and
         o a combination of any of these methods of sale.

         In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker dealer commitment to the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares of common stock form time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) at prices and on terms then prevailing at the time of sale, at prices then related to then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of shares of common stock commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon default by a selling stockholder, the broker may offer and sell such pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholder intends to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event a selling stockholder defaults under any customer agreement with brokers.

         We are required to pay all fees and expenses incident to the registration of the shares of common stock, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholder against certain losses, claims damages and liabilities, including liabilities under the Securities Act.

                              ABOUT THIS PROSPECTUS

         You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

         We have filed a Registration Statement on Form S-3, of which this prospectus forms a part, to register the resale of the shares with the SEC. As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

         The documents that we are incorporating by reference are:

         o Our Annual Report on Form 10-K for the year ended December 31, 1999, as amended;
         o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and
         o The description of our common stock that is contained in our Registration Statement on Form SB-2 filed with the SEC on June 30, 1999, as amended August 25, 1999.

         Any documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

         If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests for documents to Sidney D. Rosenblatt, Executive Vice President, Chief Financial Officer, Treasurer and Secretary, Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.

                                  LEGAL OPINION


     Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of the shares.


                                     EXPERTS


         The financial statements incorporated by reference in the prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

================================================================================







                                2,370,741 Shares



                          UNIVERSAL DISPLAY CORPORATION







                                  Common Stock



                                 ---------------

                                   PROSPECTUS
                                 ---------------









                                __________, 2000






================================================================================

                                      PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

                  The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

                  SEC Registration fee                           $ 3,377
                  Transfer agent and registrar fees              $ 1,500
                  Printing and engraving fees                    $ 5,000
                  Legal fees                                     $15,000
                  Blue Sky fees and expenses                     $ 5,000
                  Accounting fees                                $ 5,000
                  Miscellaneous                                  $ 5,000
                                                                 -------
                  Total                                          $39,877

The selling stockholders will not pay any of the expenses of this offering.

Item 15.          Indemnification of Directors and Officers

                  Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") contains provisions permitting indemnification of officers and directors of a business corporation in Pennsylvania.

                  Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such in connection with any threatened, pending or completed civil, administrative or investigative proceeding, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

                  Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

                  Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors and officers for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

                  Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Chapter 17 Subchapter D of the PBCL.

                  The Registrant's Bylaws provide a right to indemnification to the full extent permitted by law, for expenses (including attorney `s fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Registrant (a derivative action) by reason of the fact that such director or officer is or was serving as a director, officer, employee or agent of the Registrant or, at the request of the Registrant, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is financially determined by a court to have constituted willful misconduct or recklessness. The Bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

                  The Registrant's Bylaws authorize the Registrant to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if the Board of Directors so determines, purchasing and maintaining insurance.

Item 16.          List of Exhibits

The exhibits filed as part of this registration statement are as follows:

Exhibit
Number            Description
-------           -----------

5.1 Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.

23.1 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2              Consent of Arthur Andersen LLP.

24.1 Powers of Attorney (included as part of the signature page hereof).


Item 17.          Undertakings

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) That,

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned thereunto duly authorized, in Ewing, New Jersey, on this 3rd day of July 2000.


                                UNIVERSAL DISPLAY CORPORATION


                                By:    /s/ Sidney D. Rosenblatt
                                       -----------------------------------------
                                       Sidney D. Rosenblatt
                                       Executive Vice President, Chief Financial
                                       Officer, Treasurer and Secretary


         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Each person in so signing also makes, constitutes and appoints Steven
V. Abramson and Sidney D. Rosenblatt, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the securities and exchange commission pursuant to the requirements of the securities act of 1933, as amended, any and all amendments and post-effective amendments to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to rule 462(b) under the securities act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

                   Signature                                            Title                         Date
                   ---------                                            -----                         ----
                                                     Chief Executive Officer and Chairman of the   July 3, 2000
                       *                             Board (principal executive officer)
-------------------------------------------------
Sherwin I. Seligsohn

                                                     President, Chief Operating Officer and        July 3, 2000
                       *                             Director
-------------------------------------------------
Steven V. Abramson

                                                     Executive Vice President, Chief Financial     July 3, 2000
                                                     Officer, Treasurer, Secretary and Director
/s/  Sidney D. Rosenblatt                            (principal financial and accounting officer)
-------------------------------------------------
Sidney D. Rosenblatt

                                                     Executive Vice President and Director         July 3, 2000
                       *
-------------------------------------------------
Dean L. Ledger

                                                     Director                                      July 3, 2000
                       *
-------------------------------------------------
Camille Naffah

                                                     Director                                      July 3, 2000
                       *
-------------------------------------------------
Elizabeth H. Gemmill

                                                     Director                                      July 3, 2000
                       *
-------------------------------------------------
Lawrence Lacerte


*        By:      /s/   Sidney D. Rosenblatt
                  ---------------------------------------------
                  Sidney D. Rosenblatt
                  as Attoney-in-Fact